HILLS BANCORPORATION

131 Main Street
Hills, Iowa 52235

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 20, 1998

         This Proxy Statement is furnished to shareholders of Hills Bancorporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held April 20, 1998, and any adjournments thereof. This Proxy Statement and form of Proxy enclosed herewith are first sent to the shareholders of the Company entitled thereto on or about March 23, 1998.

         If the accompanying Proxy is properly signed and returned and is not withdrawn or revoked, the shares represented thereby will be voted in accordance with the specifications thereon. If the manner of voting such shares is not indicated on the Proxy, the shares will be voted FOR the election of the nominees for directors named herein. Election of any nominee as a director requires a majority of the votes cast by the shares entitled to vote at a meeting at which a quorum is present.

         Only shareholders of record at the close of business on March 16, 1998, are entitled to notice of and to vote at the meeting. There were 1,467,754 shares of Common Stock of the Company outstanding at the close of business on that date, all of which will be entitled to vote. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the meeting. Holders of the shares of Common Stock are entitled to one vote per share standing in their names on the record date on all matters. Shareholders do not have cumulative voting rights. If the holder of shares abstains from voting on any matter, or if shares are held by a broker which has indicated that it does not have discretionary authority to vote on a particular matter, those shares will be counted for quorum purposes, but will not be counted as votes cast with respect to any matter to come before the meeting and will not affect the outcome of any matter.

         The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, by telephone, facsimile or personal contact. It will greatly assist the Company in limiting expense in connection with the meeting if shareholders who do not expect to attend in person will return signed proxies promptly whether they own a few or many shares.

         A shareholder may revoke his or her Proxy at any time prior to the voting thereof by filing with the Secretary of the Company at the Company's principal office at 131 Main Street, Hills, Iowa 52235, a written revocation or a duly executed Proxy bearing a later date. A shareholder may also withdraw the Proxy at the meeting at any time before it is exercised.


INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

         The Company has ten directors with staggered terms of office. Three directors are to be elected at the 1998 Annual Meeting of shareholders to serve for a three-year term. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director, if elected. However, in case any nominee should become unavailable for election, the proxy will be voted for such substitute, if any, as the Board of Directors may designate.

         Each director of the Company also serves as a director of each of the Company's wholly-owned subsidiaries which are three commercial banks. The commercial banks are Hills Bank and Trust Company ("Hills"), Hills Bank, which has offices in Lisbon and Mount Vernon ("Hills Bank"), and Hills Bank Kalona ("Kalona"). The Company anticipates that, following the election of the nominees set forth below, all directors of the Company will continue to serve as directors of the Banks, being elected to such positions by the vote of the Company as the sole shareholder of the Banks.

         Set forth below are the names of the three persons nominated by the Board of Directors for election as directors at the 1998 Annual Meeting along with certain other information concerning such persons.

Name and Year                      Positions &      Principal Occupation or
First Became                       Offices Held        Employment During
a Director                 Age     With Company       the Past Five Years
--------------------------------------------------------------------------------

Nominees for Director to serve until the 2001 Annual Meeting

Richard W. Oberman         62      Director         President,
1984-Company                                        Oberman Farms, Inc.
1980-Bank

Earl M. Yoder              70     Director &        Executive officer and
1984-Company                      Vice President    shareholder of Iowa City
1984-Bank                                           Ready Mix Inc.

Sheldon E. Yoder, D.V.M.   45     Director          President
1997-Company                                        and shareholder of
1997-Bank                                           Kalona Veterinary Clinic

INFORMATION CONCERNING DIRECTORS OTHER THAN NOMINEES

         The following table sets forth certain information with respect to directors of the Company who will continue to serve subsequent to the 1998 Annual Meeting and who are not nominees for election at the 1998 Annual Meeting.

Name and Year                  Positions &      Principal Occupation or
First Became                   Offices Held      Employment During
a Director              Age    With Company      the Past Five Years
--------------------------------------------------------------------------------

Directors Serving Until the 1999 Annual Meeting

Theodore H. Pacha        49     Director          Executive officer and owner
1990-Company                                      of Hawkeye Medical Supply,
1990-Bank                                         Inc. (medical supplies)

Ann Marie Rhodes         44     Director          Vice President for University
1993-Company                                      Relations - The University of
1993-Bank                                         Iowa

Ronald E. Stutsman       58     Director          Executive officer and
1984-Company                                      shareholder of Eldon C.
1981-Bank                                         Stutsman, Inc. (fertilizer
                                                  plant)


Directors Serving Until the 2000 Annual Meeting

Willis M. Bywater        59     Director &        Executive officer and
1984-Company                      Vice President  shareholder of Economy
1979-Bank                                         Advertising Company
                                                  (commercial printing
                                                  and sales of advertising
                                                  specialties)

Thomas J. Gill, D.D.S.   51     Director          Dentist - Private Practice
1993-Company
1993-Bank

Donald H. Gringer        63     Director          Executive officer and
1988-Company                                      shareholder of Gringer Feed
1988-Bank                                         and Grain (grain elevator)

Dwight O. Seegmiller     45     Director &        President of the Company
1986-Company                      President       and the Bank
1986-Bank

None of the nominees or directors serves as a director of another company whose securities are registered under the Securities Exchange Act of 1934 or a company registered under the Investment Company Act of 1940.

INFORMATION CONCERNING THE BOARDS OF DIRECTORS


Board of Directors of Company

         The Board of Directors of the Company meets on a regularly scheduled basis. During 1997, the Board of Directors of the Company held an annual meeting and fourteen regular meetings. The Board of Directors of the Company has established a committee consisting of the nine non-employee directors (all directors but Mr. Seegmiller) to administer and grant awards under the Hills Bancorporation 1993 Incentive Stock Plan (the "Incentive Stock Plan"). During 1997, the Incentive Stock Committee held one meeting. The Board of Directors of the Company has not established any standing executive, audit, nominating or compensation committees or committees performing similar functions. During 1997, all directors of the Company attended at least seventy-five percent of the total number of meetings of the Board and the Incentive Stock Committee. Directors are compensated for attending meetings of the Board of Directors of the Company at the rate of $100 per meeting. The Directors are not compensated for meetings of the Incentive Stock Committee.

         Upon approval of the Incentive Stock Plan by the Company's shareholders at the 1993 Annual Meeting, options to purchase up to 2,055 shares of Company Common Stock were granted in accordance with the terms of the plan to each non-employee director of the Company (all directors but Mr. Seegmiller). The options were immediately exerciseable upon grant at an exercise price of $25.34 per share. The options were granted in tandem with dividend equivalents, entitling the holder of the option to receive, upon exercise of the option, a cash payment equal to the dividends paid with respect to the shares purchased from the date the option was granted through the date the option is exercised. The options will expire on the earlier of April 19, 2003 or two years after the director's term of service on the Board of Directors of the Company ends.

Boards of Directors of Banks

         The business and affairs of the Banks are managed directly by the Board of Directors of the Banks, the membership of which is identical to that of the Board of Directors of the Company. The Board of Directors of each of the Banks holds regular monthly meetings. In 1997, the Board of Directors of Hills had twelve regular meetings and two special meetings. The Board of Directors of Hills has established the Trust Committee, Audit Committee, Loan Committee and Employee Stock Ownership Plan ("ESOP") Committee as standing committees of the Board of Directors. Directors Gringer and Pacha serve on the Trust Committee; Directors Bywater, Gill and Rhodes on the Audit Committee; Directors Bywater, Oberman, Pacha, Stutsman, Sheldon Yoder and Earl Yoder on the Loan Committee; and Director Rhodes serves on the ESOP Committee. The three directors not appointed to the Loan Committee are invited to attend meetings of that committee and are compensated at the normal rate for each meeting attended. Hills has established no standing executive, nominating or compensation committees of the Board of Directors or committees performing similar functions.

         The Trust Committee is responsible for overseeing and annually reviewing the status of all trusts for which the Hills' Trust Department acts in a fiduciary capacity. The Trust Committee met twelve times during 1997. The Audit Committee held six meetings during 1997 and is responsible for coordinating the audit service with McGladrey & Pullen, LLP and addressing internal audit functions. The Loan Committee held twelve meetings during 1997 and is responsible for review and oversight of the loan activities of Hills. The ESOP Committee, which is responsible for overseeing the ESOP in connection with which Hills' Trust Department serves as trustee, had two meetings during 1997. During 1997, all of the directors of Hills attended at least 75% of the total number of meetings of the Board of Directors and the committees to which each director was appointed.

         Directors of Hills who are not employees of Hills (all directors but Mr. Seegmiller) receive a retainer of $4,000 per year and $250 for each meeting of the Board of Directors attended. Willis M. Bywater, the Chairman of the Board of Hills, receives an additional $1,500 per year as a retainer fee. Directors of Hills who are not employees of Hills are compensated for serving on the various Hills committees at the rate of $150 per meeting attended.

         The membership of the Board of Directors of Hills Bank, formerly Lisbon Bank and Trust Company and Kalona is identical to the membership of the Boards of Directors of the Company and Hills. The directors of Hills Bank and Kalona are compensated at the rate of $25.00 for each meeting attended. During 1997, there were no committees of the Board of Directors of Hills Bank or the Board of Directors of Kalona. The Board of Directors of Hills Bank held twelve regular meetings during 1997. The Board of Directors of Kalona held twelve regular meetings during 1997. All directors of the Hills Bank and Kalona attended at least 75% of the meetings held.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Set forth in the following table is certain information on each person who is known to the Board of Directors to be the beneficial owner as of March 16, 1998 of more than 5% of the Company's Common Stock, which is the only class of equity securities which the Company has outstanding.

                   Amount and Nature of Beneficial Ownership

                           Total Shares   Sole Voting      Shared Voting
Name and Address of        Beneficially  and Investment  and Investment    Percent of
Beneficial Owner              Owned          Power           Power           Class
-------------------------------------------------------------------------------------

Hills Bank and Trust         160,049           0           160,049 (1)       10.78%
  Company, as trustee
  of the Hills Bank
  and Trust Company
  Employee Stock
  Ownership Plan
  131 Main Street
  Hills, Iowa 52235

NOTE:

(1) Consists of shares of Company Common Stock allocated to the accounts of employees of the Banks eligible to participate in the Hills Bank and Trust Company Employee Stock Ownership Plan. Employees are entitled to direct the trustee how to vote shares allocated to their accounts.

         The following table sets forth certain information as of March 16, 1998 as to the number of shares of the Company's Common Stock beneficially owned by each director, nominee for director, executive officer and by the executive officers and directors as a group.

                   Amount and Nature of Beneficial Ownership

                         Total Shares    Sole Voting      Shared Voting
                         Beneficially   and Investment   and Investment    Percent of
         Name               Owned           Power             Power           Class
--------------------------------------------------------------------------------------
Directors
Willis M. Bywater         26,615 (1)        15,255           11,360          1.79%
Thomas J. Gill, D.D.S.     2,055 (1)         2,055                0           .14%
Donald H. Gringer          2,679 (1)         2,679                0           .18%
Richard W. Oberman        15,255 (1)         4,275           10,980          1.03%
Theodore H. Pacha          2,655 (1)         2,655                0           .18%
Ann Marie Rhodes           2,055 (1)         2,055                0           .14%
Dwight O. Seegmiller      31,797 (2)        30,597            1,200          2.14%
Ronald E. Stutsman        15,358 (1)        15,169              189          1.03%
Earl M. Yoder             16,164 (1)        16,164                0          1.09%
Sheldon E. Yoder           2,364 (1)         2,364                0           .16%

Non-Director Executive Officers

Thomas J. Cilek           13,426 (2)         8,806            4,620           .90%
James G. Pratt            15,800 (2)        10,880            4,920          1.06%
All Directors and        146,223 (3)       112,954           33,269          9.84%
  Executive Officers
  as a group
  (12 persons)

NOTES:

(1) This figure includes 2,055 shares subject to currently exerciseable stock options granted in 1993 for eight of the directors of the Company and 2,055 shares granted in 1997 to one director pursuant to the Hills Bancorporation 1993 Incentive Stock Plan.

(2) This figure includes shares held by the Hills Bank and Trust Company Employee Stock Ownership Plan which have been allocated to the executive officer for voting purposes. The following number of shares have been allocated under the ESOP to the executive officers for voting purposes: Mr. Seegmiller - 13,557; Mr. Cilek - 8,806; Mr. Pratt - 10,880; all executive officers as a group - 33,243.

(3) Includes shares subject to currently exercisable options and shares held by the Hills Bank and Trust Company Employee Stock Ownership Plan as noted in Notes 1 and 2.

EXECUTIVE COMPENSATION AND BENEFITS


Summary Compensation Table

         The following table provides certain summary information concerning compensation paid or accrued by the Company and the Bank for the last three fiscal years with respect to Mr. Seegmiller, as President of the Company, and to the other two executive officers of the Company:

                                Annual Compensation        Long Term Compensation
                         --------------------------------- ----------------------
                                                                      Awards
     Name and                                                 ------------------
     Principal                                                    Securities          All Other
     Position            Year     Salary ($)   Bonus ($)(1)   Underlying Options   Compensation ($) (2)
-------------------------------------------------------------------------------------------------------
Dwight O. Seegmiller     1997     206,428        28,043              0                    13,500
  President of           1996     201,428        17,643              0                    13,500
  Company and            1995     180,500        13,986              0                    19,500
  Bank

Thomas J. Cilek          1997     159,512        10,150              0                    13,500
  Secretary of           1996     159,512         7,951              0                    13,500
  Company; Senior        1995     151,500         6,390              0                    19,500
  Vice President
  of Bank

James G. Pratt           1997     159,512        10,150              0                    13,500
  Treasurer of           1996     159,512         7,951              0                    13,500
  Company;               1995     151,500         5,726              0                    19,500
  Senior Vice
  President of Bank

Note:

(1) Consists of a $19,000 cash bonus for Mr. Seegmiller and a $7,000 cash bonus to both Mr. Cilek and Mr. Pratt and additional compensation that represents the contributions, which were limited due to statutory and administrative rules, for the Hills Bank and Trust Company Employee Stock Ownership Plan and Profit Sharing Plan.

(2) Consists solely of contributions made by the Bank to the Hills Bank and Trust Company Employee Stock Ownership Plan and Profit Sharing Plan for the named executive officer for the specified year.

Unexercised Stock Options

         The following table contains information concerning unexercised stock options which were granted in fiscal 1993 to the named executive officers under the Company's 1993 Incentive Stock Plan:

                         Number of Securities Underlying               Value of Unexercised
                             Unexercised Options at                  In-the Money Options at
                                     FY-End(#)                              FY-End ($)
                         Exercisable/Unexercisable(1)(2)          Exercisable/Unexercisable (3)
-----------------------------------------------------------------------------------------------
Dwight O. Seegmiller                -0-/8,886                            $-0-/$193,981

Thomas J. Cilek                     -0-/7,683                            $-0-/$167,720

James G. Pratt                      -0-/7,395                            $-0-/$161,433

Notes:

(1) Options were granted in tandem with dividend equivalents. Dividend equivalents entitle the holder of the option to receive, upon exercise of the option, a cash payment equal to the dividends paid with respect to the shares purchased from the date the option was granted through the date the option was exercised.




(2) All options granted are subject to a five-year vesting requirement and no options may be exercised before July 13, 1998. All options will be forfeited if the holder ceases to be employed by the Bank prior to satisfying the five-year vesting requirement. The options may, in the discretion of the Board of Directors, vest immediately upon a change in the control of the Company.

(3) These dollar values were calculated by determining the difference between the fair market value of the securities underlying the options and the exercise or base price of the options at fiscal year-end. Options were granted at an exercise price equal to the then fair market value of the underlying stock which was determined by the Incentive Stock Committee of the Board of Directors to be equal to the then book value per share ($26.17) of the stock. The fair market value of stock as of December 31, 1997 is $48.00 per share. Since no established trading market exists for the Company's common stock the price of $48.00 is based on the last known selling price in December, 1997. The book value per share of the stock as of December 31, 1997 is $40.32 computed on the same method as the $26.17 book value used at the date the options were granted.

Employee Stock Ownership Plan

         Hills sponsors a tax-qualified income plan for the employees of Hills Bank and Trust Company, Hills Bank and Hills Bank Kalona known as the Hills Bank and Trust Company Employee Stock Ownership Plan (the "ESOP"). The ESOP is described in and operated in accordance with the provisions of the written plan document. Hills is the trustee of the ESOP assets. The ESOP is a defined contribution plan designed primarily to reward eligible employees for long and loyal service by providing them with retirement benefits. The ESOP is designed and intended to invest primarily in Common Stock issued by the Company and, in so doing, to provide for employee participation in the equity ownership of the Company. The ESOP may also provide benefits in the event of death, disability or other termination of employment prior to retirement. Any benefits payable under the ESOP will be based solely upon the amounts contributed for the benefit of a participant and any changes in the value of those contributions while they are held in the ESOP. The total number of participants in the ESOP as of January 1, 1998, was 217.

         Participating employees are entitled to direct the trustee of the ESOP how to vote the Common Stock of the Company held for their benefit and allocated to their accounts under the ESOP. The trustee of the ESOP will have voting discretion with regard to all other Common Stock of the Company owned by the ESOP, if any. All common stock owned by the ESOP has been allocated to participating employees.

         Each calendar year Hills, as plan sponsor, contributes to the ESOP such amount as may be determined by the Board of Directors of Hills or as may be required to make any payments of principal and interest due on any loan made to the trustee of the ESOP. The ESOP does not require or allow contributions by participating employees. Distributions of benefits from the ESOP to plan participants or their beneficiaries can be made either in cash or in Common Stock of the Company. In recent years, distributions have been made partly in cash and partly in Common Stock of the Company. Subject to certain exceptions, contributions to the ESOP are fully vested after seven (7) years of service with Hills, Hills Bank or Kalona.

         The following table indicates the amount accrued pursuant to the ESOP for each named executive officer or group during 1997:

Name of Individual             Capacities in                          Amounts
or Number in Group              Which Served                          Accrued
--------------------------------------------------------------------------------

Dwight O. Seegmiller    Director and President of the                 $1,500
                        Company; Director and President
                        of the Bank

Thomas J. Cilek         Secretary of the Company;                     $1,500
                        Senior Vice President of the Bank

James G. Pratt          Treasurer of the Company;                     $1,500
                        Senior Vice President of the Bank

All Executive Officers
as a group (3 persons)                                                $4,500
All Other Participating
Employees (214 persons)                                              $44,738

Profit Sharing Plan

         Hills began sponsoring a new profit sharing plan in December, 1994. Hills is the trustee of the Hills Bank and Trust Company Profit Sharing Plan (the "Profit Sharing Plan"). The Profit Sharing Plan is operated in accordance with the provisions of the written plan document. Employees of Hills Bank and Trust Company, Hills Bank and Hills Bank Kalona are eligible to participate in the Profit Sharing Plan. The Profit Sharing Plan, like the ESOP, is designed primarily to reward eligible employees for long and loyal service by providing them with retirement benefits. The Profit Sharing Plan is a defined contribution plan and is invested in assets other than equity securities of the Company. Any benefits payable under the Profit Sharing Plan will be based solely upon the amounts contributed for the benefit of a participant and any changes in the value of those contributions while they are held in the Profit Sharing Plan. The Profit Sharing Plan does not require or allow contributions by participating employees. Subject to certain exceptions, contributions to the Profit Sharing Plan are fully vested after seven (7) years of service with the Banks.

         The following table indicates the amount accrued pursuant to the Profit Sharing Plan for each named executive officer or group during 1997:

Name of Individual                 Capacities in                        Amounts
or Number in Group                  Which Served                        Accrued
--------------------------------------------------------------------------------

Dwight O. Seegmiller       Director and President of the
                           Company; Director and President
                           of the Bank                                  $12,000
Thomas J. Cilek            Secretary of the Company;
                           Senior Vice President of the Bank            $12,000
James G. Pratt             Treasurer of the Company;
                           Senior Vice President of the Bank            $12,000
All Executive Officers
as a Group (3 persons)                                                  $36,000
All Other Participating
Employees (214 persons)                                                $357,903

Performance Graph

         The graphical presentation omitted herein provided information regarding cumulative, five year shareholder returns on an indexed basis of the Company's Common Stock as compared with NASDAQ Market Index and the West North Central Bank Index prepared by Media General Financial Services of Richmond, Virginia. The latter index reflects the performance of twenty-one bank holding companies operating principally in the upper Midwest as selected by Media General Financial Services. The indexes assume the investment of $100 on December 31, 1992 in Company Common Stock, the NASDAQ Index and the West North Central Bank Index, with all dividends reinvested. The data points used in the omitted graph were as follows:

                            1992     1993     1994     1995      1996      1997
                          ------------------------------------------------------

Hills Bancorporation      $100.00  $113.32  $131.61  $143.63   $177.50   $223.43
West North Central Banks  $100.00  $111.47  $113.79  $168.59   $233.65   $408.81
Nasdaq Market Index       $100.00  $119.95  $125.94  $163.35   $202.99   $248.30

Compensation Committee Interlocks and Insider Participation

         Except as otherwise noted below, all compensation decisions affecting the executive officers of the Company and the Banks are made by the Board of Directors of the Banks, as the executive officers are employees of the Banks. The Board of Directors of the Banks has not established a compensation committee. Mr. Seegmiller, President of the Banks, serves on the Board of Directors of the Banks, but does not participate in deliberations or voting on decisions concerning compensation of executive officers. Although Mr. Seegmiller does make a recommendation to the Board of Directors regarding the compensation of Mr. Cilek and Mr. Pratt, no recommendation is made by Mr. Seegmiller regarding his own compensation. After making such recommendations, Mr. Seegmiller is excused from the meeting and the Board of Directors deliberates and votes upon the compensation to be paid to each of the three executive officers. Decisions regarding the award of stock options to the three executive officers pursuant to the Company's Incentive Stock Plan are made by an Incentive Stock Committee of the Board of Directors of the Company consisting of the nine non-employee directors (all directors but Mr. Seegmiller).

         Willis M. Bywater and Theodore H. Pacha, both members of the Board of Directors of the Banks and the Incentive Stock Committee, participated in deliberations concerning executive compensation matters during 1997. Under rules of the Securities and Exchange Commission, the Banks are required to disclose that it has had certain business relationships during 1997 with Economy Advertising Company, a commercial printing and specialty advertising firm and Hawkeye Medical Supply, a medical and office supply store. Mr. Bywater is an executive officer and principal shareholder of Economy Advertising Company and Mr. Pacha is an executive officer and owner of Hawkeye Medical Supply. During 1997, the Banks paid the sum of $205,330 to Economy Advertising Company for commercial printing services and for the purchase of calendars and other specialty advertising items and $21,062 to Hawkeye Medical Supply for office equipment and supplies. The Banks contemplates that it will purchase a similar amount of goods and services from Economy Advertising Company and Hawkeye Medical Supply during 1998. Such business relationships have been entered into in the ordinary course of business of the Banks and, in the opinion of management, the prices charged for the goods and services provided by Economy Advertising Company and Hawkeye Medical Supply Company are at least as favorable to the Banks as prices generally charged by similar businesses in the area for such goods and services. The Board of Directors of the Banks does not believe that the participation by Mr. Bywater and Mr. Pacha in the deliberations concerning executive compensation has provided the executive officers of the Banks with more favorable compensation arrangements than would have been the case absent their participation.

REPORT ON EXECUTIVE COMPENSATION

         Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to Dwight Seegmiller, as President of the Company and the Banks, and the other two executive officers of the Company and the Banks. The disclosure requirements for these three individuals (the "executive officers") include information set forth in various compensation tables contained in this Proxy Statement and a report explaining the rationale and matters considered in making fundamental executive compensation decisions affecting those individuals. Decisions regarding executive officer salaries, bonuses and contributions to the ESOP and, beginning in 1994, the Profit Sharing Plan are made by the Board of Directors of the Banks, with Mr. Seegmiller abstaining from deliberations and voting on such matters. Decisions regarding the grant of awards to executive officers pursuant to the Incentive Stock Plan are made by the Incentive Stock Committee of the Board of Directors of the Company, consisting of the ten non-employee directors (all directors but Mr. Seegmiller). In fulfillment of the disclosure requirements, the Board of Directors of the Banks and the Incentive Stock Committee of the Company have prepared the following report.

Compensation Policy

         This report describes the current compensation policy as endorsed by the Board of Directors of the Banks and the Incentive Stock Committee and the resulting actions taken in arriving at 1997 compensation as reported in the various compensation tables. The executive compensation program of the Banks has been designed to:

- provide a pay for performance policy that differentiates compensation amounts based upon corporate and individual performance;

- provide compensation opportunities which are comparable to those offered by other Iowa-based financial institutions, thus allowing the Banks to compete for and retain talented executives who are essential to the long-term success of the Company and the Banks; and

- align the interest of the executive officers with the long-term interest of the Company's shareholders through the ownership of Company Common Stock.

         The executive compensation program is comprised of salary, opportunities for annual cash bonuses, participation in the ESOP and opportunities for long-term incentives pursuant to awards granted under the Incentive Stock Plan and, beginning in 1994, participation in the Profit Sharing Plan. An executive officer's salary is based on a number of factors, including the Banks' performance as compared to internally established goals for the most recently ended fiscal year and to the performance of other Iowa-based financial institutions, the individual officer's level of responsibility within the Banks and comparisons to salaries paid to officers holding similar positions in other Iowa-based financial institutions. The award of an annual cash bonus is made in the discretion of the Board of Directors and not pursuant to any formal plan or formula. A bonus, if granted, is based on the individual performance of the executive officer and the achievement of financial performance goals of the Banks, as established in the Banks' annual budget and business plan. The Banks, as plan sponsor of the ESOP, makes an annual ESOP contribution which is allocated among all participating employees of the Banks, including the executive officers, based on their annual salaries. In 1997, the Banks, as sponsor of the Profit Sharing Plan, made a Profit Sharing Plan contribution which was allocated among all participating employees of the Banks, including the executive officers, based on their annual salaries. The amount of the ESOP contribution and the amount of the Profit Sharing Plan contribution are determined in the discretion of the Board of Directors and are based on the achievement of financial performance goals of the Banks as established in the Banks' annual budget and business plan. The Incentive Stock Committee uses the award of stock options to executive officers (as well as the award of restricted stock to other Banks employees) to align their interests with those of the shareholders; however, significant vesting periods are also used to encourage retention as employees. The amount of options granted is determined by reviewing the practices of other financial institutions based on information provided by an outside consultant to the Board of Directors.

         In 1993, Section 162(m) of the Internal Revenue Code was amended to place limits on the deductibility of compensation in excess of $1 million paid to executive officers of publicly held companies. The Board of Directors of the Banks does not believe, however, that the amendment has had or will have any impact on the compensation policies followed by the Board.

President's Compensation

         Mr. Seegmiller's base salary was increased from $201,428 to $206,428 effective January 1, 1997. This increase reflected consideration of (i) an assessment of the Banks' performance during 1996 as compared to goals set in the Banks' annual budget and business plan for 1996, (ii) a comparison of the Banks' performance as compared with that of other Iowa-based financial institutions, and (iii) compensation data provided by comparative industry surveys. Each year, management of the Banks prepares, and the Board of Directors approves, an annual budget and business plan containing financial performance goals measured primarily in terms of earnings per share, asset quality, return on assets and return on stockholders' equity. In setting Mr. Seegmiller's salary for 1997, the Board reviewed the goals established for 1996 and determined that such goals had been achieved by the Banks. The Board also reviewed the Banks' performance as compared to that of other Iowa-based financial institutions of similar asset size. Compensation data for other Iowa-based financial institutions of similar asset size is also provided through surveys independently prepared by the Iowa Bankers Association. The survey reviewed by the Board in setting 1997 salary contained information on salaries paid during 1996 to the chief executive officers of all of the 21 Iowa-based banks with deposits in excess of $225 million. While the foregoing factors are not specifically weighted in the decision-making process, primary emphasis is placed on the Banks' performance during the previous year as compared to the internally-established goals. Review of comparable compensation data is used primarily as a check to ensure that the salary established is within the range of salaries paid to other chief executive officers of Iowa-based financial institutions. Although the Board reviewed a number of objective factors as described above in setting Mr. Seegmiller's salary for 1997, the amount of the increase was based on a subjective determination by the Board.

         Mr. Seegmiller was awarded a cash bonus in 1997 in the amount of $19,000 based on a determination by the Board of Directors that the Banks had accomplished certain goals as established in the budget and business plan for 1996. Those goals were measured primarily in terms of earnings per share, asset quality, return on assets and return on stockholders' equity. The amount of the bonus was based on a subjective determination by the Board. In addition to the cash bonus, Mr. Seegmiller received additional compensation that represents the contributions, which were limited due to statutory and administrative rules, for the Hills Bank and Trust Company Employee Stock Ownership Plan and Profit Sharing Plan.

         A contribution of $13,500 was made to Mr. Seegmiller's ESOP and profit sharing accounts during 1997. The size of the contribution was determined as a function of Mr. Seegmiller's 1997 salary (not including bonus) and the size of the contribution made by the Banks, as plan sponsors, to the ESOP and profit sharing plan for the benefit of all employees of the Banks eligible to participate in the ESOP and profit sharing plans limited to a maximum of 15% of $150,000 or $22,500 established by the Internal Revenue Service. For 1997, the ESOP and profit sharing plan contributions made by the Banks amounted to 9% of the aggregate salaries paid to all Banks employees eligible to participate in the plans. The size of the ESOP and profit sharing contributions are determined by the Board of Directors in its discretion based on its assessment of whether the Banks achieved the goals established in the annual budget and business plan for 1997. Once the size of the ESOP and profit sharing contributions were determined, such contributions were allocated among the ESOP and profit sharing accounts of all eligible employees of the Banks, including Mr. Seegmiller, based on their annual salaries for 1997.

Compensation for Other Executive Officers

         Effective January 1, 1997, the Board of Directors increased the salaries paid to the two other executive officers of Hills as reflected in the compensation table appearing herein. The Board of Directors also awarded a cash bonus of $7,000 to each of the other two executive officers in 1997, and bonuses as discussed for Mr. Seegmiller and appearing on the compensation table. The salary increases and bonus awards were based on the same considerations as the compensation decisions for the President of the Banks. Additionally, contributions were made to the ESOP accounts and the Profit Sharing Plan accounts of the other two executive officers, the size of which were determined in accordance with the same procedure as used for all employees of the Banks.

                                  BOARD OF DIRECTORS
                                  HILLS BANK AND TRUST COMPANY

                                  Incentive Stock Committee
                                  Hills Bancorporation

                                  Willis M. Bywater         Ann Marie Rhodes
                                  Thomas J. Gill, D.D.S.    Ronald E. Stutsman
                                  Donald H. Gringer         Earl M. Yoder
                                  Richard W. Oberman        Sheldon E. Yoder
                                  Theodore H. Pacha

LOANS TO AND CERTAIN OTHER TRANSACTIONS WITH
EXECUTIVE OFFICERS AND DIRECTORS

         Certain of the officers and directors of the Company, their associates or members of their families, were customers of, and have had transactions with, the Banks from time to time in the ordinary course of business, and additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management of the Banks, such loan transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

         During the past year, the Banks and the Company have maintained business relationships with certain companies partially owned or operated by members of the Board of Directors of the Company through the purchase of varying amounts of goods and services from such companies. All such business relationships have been entered into in the ordinary course of business of the Banks and the Company and, in the opinion of management, the prices charged for such goods and services have been at least as favorable to the Banks and the Company as prices generally charged by similar businesses in the area for such goods and services. Management of the Company anticipates that the Banks and the Company will continue to maintain such business relationships on a similar basis to the extent that such goods and services are required by the Banks and the Company in the future.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         McGladrey & Pullen, LLP, Certified Public Accountants, provided accounting services to the Company during the Company's fiscal year ended December 31, 1997. The Board of Directors of the Company has selected McGladrey & Pullen, LLP to provide accounting services to the Company for the fiscal year ending December 31, 1998. A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and he is also expected to be available to respond to appropriate questions.

PROPOSALS BY SHAREHOLDERS

         Shareholder proposals intended to be presented at the Annual Meeting of Shareholders to be held in 1998 must be received by the Company no later than December 4, 1998 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Proposals should be submitted to the Company at its principal executive offices at 131 Main Street, Hills, Iowa 52235.

AVAILABILITY OF FORM 10-K REPORT

         Copies of the Company's Annual Report to the Securities and Exchange Commission (Form 10-K) including the financial statements and schedules thereto for the fiscal year of the Company ended December 31, 1997, will be mailed when available without charge (except for exhibits) to a holder of shares of the Common Stock of the Company upon written request to James G. Pratt, Treasurer, Hills Bancorporation, 131 Main Street, Hills, Iowa 52235.

OTHER MATTERS

         Management of the Company knows of no other matters which will be presented for consideration at the Annual Meeting of Shareholders other than those stated in the Notice of Annual Meeting which is part of this Proxy Statement, and management does not intend itself to present any such other business. If any other matters do properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their judgment. The proxy will also have the power to vote for the adjournment of the meeting from time to time.

         A copy of the Annual Report of the Company for the year ended December 31, 1997, is mailed to shareholders together with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not to be considered a part of the proxy soliciting material.

                                              By Order of the Board of Directors




                                              /s/ Dwight O. Seegmiller
                                              ----------------------------------
                                              Dwight O. Seegmiller
                                              President

March 23, 1998
Hills, Iowa